UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 26, 2011

MEMC Electronic Materials, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)

501 Pearl Drive (City of O'Fallon) St. Peters, Missouri (Address of principal executive offices)	63376 (Zip Code)

(636) 474-5000 (Registrant's telephone number, including area code)

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 26, 2011, the Board of Directors of MEMC Electronic Materials, Inc. (the “Company”) approved that Mark J. Murphy, current Senior Vice President, Chief Financial Officer and Principal Financial Officer, assume the role of Principal Accounting Officer of the Company.  There were no changes to Mr. Murphy’s current compensation in connection with this appointment.  Mr. Murphy, age 44, has served as the Company’s Senior Vice President and Chief Financial Officer since January 10, 2011.  Prior to his employment by the Company, Mr. Murphy was employed by Praxair, Inc. (NYSE: PX), one of the world’s largest industrial gas suppliers, for over 10 years.  He last served as Vice President & Controller for Praxair, Inc.  Previously, from June 2008 to July 2010, he was President of Praxair Electronics, Praxair’s global business unit serving the semiconductor, flat panel display, LED and photovoltaic markets; from March 2006 to May 2008, he was Vice President of Finance, Praxair Asia, based in Shanghai and responsible for finance, information technology, and human resources; and from February 2000 to February 2006, he held roles of increasing responsibility including Corporate Treasury Finance Manager, Finance Director Praxair Electronics, and Managing Director Components Services.

Mr. Murphy assumed the role of Principal Accounting Officer previously held by Denis McCarthy, the Company’s Vice President and Corporate Controller.  Mr. McCarthy will continue in those roles and effective August 26, 2011, will serve as Vice President and Chief Financial Officer of the Company’s Semiconductor Materials business segment.  Mr. McCarthy had held the position of Vice President and Corporate Controller since April 2006.  There were no changes to Mr. McCarthy’s current compensation in connection with this appointment.

  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEMC ELECTRONIC MATERIALS, INC.

Date: August 30, 2011	By:	/s/ Bradley D. Kohn
	Name:	Bradley D. Kohn
	Title:	Senior Vice President and General Counsel